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                        COVENANT NOT TO COMPETE AGREEMENT
                        ---------------------------------


         This Covenant Not to Compete Agreement ("Agreement") is entered into as of June 3, 1999, by and between SVI HOLDINGS , INC., a Nevada corporation ("SVI"), having an address for notices at 7979 Ivanhoe Ave., Suite 500, La Jolla, California 92037, and THE MICKELSEN FAMILY TRUST, (the "Trust"), having an address for notices at 1265 Pacific Avenue, Laguna Beach, CA 92651, who agree as follows:

         1. RECITALS. This Agreement is made pursuant to the following recitals of fact, which recitals constitute an integral part of this Agreement.

                  1.1. This Agreement is being executed in accordance with the provisions of that certain Stock Purchase Agreement between SVI, the Trust and the other parties listed therein (the "Purchase Agreement").

                  1.2. Pursuant to the Purchase Agreement, SVI has agreed to purchase all of the outstanding shares of capital stock of Island Pacific Systems Corporation, a California corporation ("Island Pacific").

                  1.3. Pursuant to the Purchase Agreement, The Mickelsen Family Trust (the "Trust") has agreed to sell all of the shares of capital stock of Island Pacific owned by the Trust to SVI. The Trust is the trustor and a trustee of, and otherwise controls, the Trust.

                  1.4. The terms of the Purchase Agreement provide that as a condition to SVI purchasing Island Pacific, the Trust must not directly or indirectly own or participate in any business that is in competition with Island Pacific's business. This Agreement is a material and integral part of the consideration to be received by SVI pursuant to the Purchase Agreement. SVI would not have entered into the Purchase Agreement without this Agreement.

         2. COVENANT NOT TO COMPETE AND NONCOMPETITION. The Trust acknowledges that this Agreement is being entered in connection with the acquisition by SVI of all of the shares of capital stock of Island Pacific, with respect to which the Trust is a major shareholder. To the extent permitted by applicable law, during the period of time set forth in Section 2.5 below:

                  2.1. The Trust shall not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, or control of, be employed by, associated with, or in any manner connected with, or render services or advice to, any business whose products or activities compete in whole or in part with the products or business of Island Pacific anywhere in the United States or the United Kingdom, which business consists of the business that Island Pacific conducts as of the date of this Agreement (the "Business").

                  2.2. The Trust shall not undertake any employment or activity competitive with the Business, including without limitation the inducement or solicitation of the Island Pacific's customers, if the duties or work of, in connection with or related to such competitive employment or activity would or might cause the Trust to reveal or use any Intellectual Property Assets of Island Pacific (as defined in the Purchase Agreement). The restriction set forth in this Section 2.2 shall not be limited to a particular geographical area.


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                  2.3. The Trust shall not undertake any employment or activity competitive with the Business, including without limitation the inducement or solicitation of Island Pacific's customers, anywhere in the United States or the United Kingdom.

                  2.4. The Trust shall not, directly or indirectly, either for himself or any other person, (i) induce or attempt to induce any employee of Island Pacific or any Affiliate (as defined below) to leave the employ of Island Pacific or any Affiliate, (ii) in any way interfere with the relationship between Island Pacific or any Affiliate and any employee of such company, or
(iii) induce or attempt to induce any customer, supplier, licensee, or business relation of Island Pacific or any Affiliate to cease doing business with such company, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of Island Pacific or any Affiliate.

                  2.5. The Trust shall not, directly or indirectly, either for himself or any other person, solicit the business of any person known to the Trust to be a customer of Island Pacific or any Affiliate, whether or not the Trust had business or personal contact with such person, unless the Trust's solicitation of such person is done in connection with a business that is not competitive with that of Island Pacific or any Affiliate.

                  2.6. The duration of the covenants set forth in this Section 2 shall be two years after the date of the Closing (as defined in the Purchase Agreement). The Trust agrees that this covenant is reasonable with respect to its duration, geographical area, and scope. Notwithstanding such restriction, the Trust may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

                  In the event of a breach by the Trust of any covenant set forth in this Section 2, the term of such covenant will be extended by the period of the duration of such breach, provided, however, that such extension shall be limited to two years. If a court of competent jurisdiction holds that the obligations of the Trust pursuant to this Section 2 are unenforceable due to the duration, geographical areas or scope of this covenant, then such duration, geographical area or scope of this covenant shall be reduced to the least degree necessary to render this covenant enforceable. For purposes of this Agreement, "Affiliate" shall mean any partner, employee, director, shareholder, officer of Island Pacific or any person or entity controlled by, controlling, or under common control with, directly or indirectly, Island Pacific, and its successor in title and interest.

         3. BREACH. The Trust acknowledges and agrees that, in the event of any violation of this Agreement, SVI shall be authorized and entitled to obtain, from any court of competent jurisdiction, preliminary and permanent injunctive relief, as well as an equitable accounting of all profits or benefits arising out of such violation, if any, which rights and remedies shall be cumulative and in addition to any other rights and remedies to which SVI may be entitled. The Trust agrees that money damages alone would be inadequate to compensate SVI and would be an inadequate remedy for such breach.

         4. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         5. FURTHER ASSURANCES. Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.


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         6. VENUE AND JURISDICTION. For purposes of venue and jurisdiction, this
Agreement shall be deemed made and to be performed in San Diego, California.

         7. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

         8. TIME OF ESSENCE. Time and strict and punctual performance are of the essence with respect to each provision of this Agreement.

         9. ATTORNEY'S FEES. In the event any litigation, arbitration, mediation, or other proceeding ("Proceeding") is initiated by any party against any other party to enforce, interpret or otherwise obtain judicial or quasi-judicial relief in connection with this Agreement, the prevailing party in such Proceeding shall be entitled to recover from the unsuccessful party all costs, expenses, and actual attorney's fees relating to or arising out of (a) such Proceeding (whether or not such Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including without limitation one to enforce any judgment or award resulting from any such Proceeding. Any such judgment or award shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney's fees.

         10. MODIFICATION. This Agreement may be modified only by a contract in writing executed by the party to this Agreement against whom enforcement of such modification is sought.

         11. HEADINGS. The headings of the Paragraphs of this Agreement have been included only for convenience, and shall not be deemed in any manner to modify or limit any of the provisions of this Agreement, or be used in any manner in the interpretation of this Agreement.

         12. PRIOR UNDERSTANDINGS. This Agreement contains the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement, is intended as a final expression of such parties' agreement with respect to such terms as are included in this Agreement, is intended as a complete and exclusive statement of the terms of such agreement, and supersedes all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

         13. INTERPRETATION. Whenever the context so requires in this Agreement, all words used in the singular shall be construed to have been used in the plural (and vice versa), each gender shall be construed to include any other genders, and the word "person" shall be construed to include a natural person, a corporation, a firm, a partnership, a joint venture, a trust, an estate or any other entity.

         14. PARTIAL INVALIDITY. Each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement or the application of such provision to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability, unless such provision or such application of such provision is essential to this Agreement.


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         15. SUCCESSORS-IN-INTEREST AND ASSIGNS. No party hereto shall assign or delegate to any other person this Agreement or any rights or obligations under this Agreement. Subject to any restriction on transferability contained in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the successors-in-interest and assigns of each party to this Agreement. Nothing in this Paragraph shall create any rights enforceable by any person not a party to this Agreement, except for the rights of the successors-in-interest and assigns of each party to this Agreement, unless such rights are expressly granted in this Agreement to other specifically identified persons.

         16. NOTICES. All notices or other communications required or permitted to be given to a party to this Agreement shall be in writing and shall be personally delivered, sent by certified mail, postage prepaid, return receipt requested, or sent by an overnight express courier service that provides written confirmation of delivery, to such party at its address as set forth above in the introductory Paragraph of this Agreement. Each such notice or other communication shall be deemed given, delivered and received upon its actual receipt, except that if it is sent by mail in accordance with this Paragraph, then it shall be deemed given, delivered and received three days after the date such notice or other communication is deposited with the United States Postal Service in accordance with this Paragraph. Any party to this Agreement may give a notice of a change of its address to the other party to this Agreement.

         17. WAIVER. Any waiver of a default under this Agreement must be in a writing executed by the party to this Agreement against whom enforcement of such waiver is sought and shall not be a waiver of any other default concerning the same or any other provision of this Agreement. No delay or omission in the exercise of any right or remedy shall impair such right or remedy or be construed as a waiver. A consent to or approval of any act shall not be deemed to waive or render unnecessary consent to or approval of any other or subsequent act.

         18. DRAFTING AMBIGUITIES. Each party to this Agreement and its legal counsel have reviewed and revised this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement.

                                   SVI HOLDINGS INC., a Nevada corporation0

                                   By: /s/ Barry Schechter
                                      ------------------------------------------
                                   Name: Barry Schechter
                                        ----------------------------------------
                                   Title:
                                          --------------------------------------


                                   THE MICKELSEN FAMILY TRUST


                                   By:/S/ Paul Mickelsen
                                      ------------------------------------------
                                          Paul Mickelsen, Trustee


                                   By:/S/ Patricia A. Mickelsen
                                      ------------------------------------------
                                          Patricia A. Mickelsen, Trustee


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